EXHIBIT 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT is effective as of September 17, 2019 (the “Effective Date”), between IZEA Worldwide, Inc., a Nevada corporation (the “Company”), and the Executive identified on Exhibit A attached hereto (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and
WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;
NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:
1.    APPOINTMENT AND TERM
Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date hereof (the “Commencement Date”) and ending on the expiration date (the “Expiration Date”) set forth in Exhibit A (the Initial Term), which date shall be automatically renewed for successive one (1) year periods thereafter unless the parties mutually agree in writing upon a later date or either party provides the other party with written notice of their intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any renewal term of this Agreement. Employment Period shall mean the Initial Term plus renewals, if any.

2.    DUTIES
(a)    During the term of this Agreement, the Executive shall be employed in the position set forth in Exhibit A and shall, unless prevented by incapacity, devote all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board, and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.
(b)    With the exception of existing investments and ownership positions listed in Exhibit A, the Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly engaged as an employee, board member or general partner of any business. The Executive may purchase an investment interest of up to 20% in entities that do not directly compete with the company, provided it does not impair the ability of the Executive to discharge fully and faithfully his duties hereunder. Notwithstanding the foregoing, the Executive may hold an ownership interest (as a member or shareholder) in whole or in any part in a closely held limited liability company or corporation solely for purposes of passive investment (such as, for instance, a 100% interest in an entity that holds a brokerage account, or a marital interest in investment real estate).
(c)    Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company.
(d)    The Executive shall be based in Winter Park, Florida, except for required travel on the Company’s business.

3.    REMUNERATION
(a)    As compensation for his services pursuant hereto, the Executive shall be paid a base salary during the first year of his employment hereunder at the annual rate set forth in Exhibit A. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.
(b)    Except as provided above, in Exhibit A and in Sections 4 and 6 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.
4.    HEALTH INSURANCE AND OTHER FRINGE BENEFITS
The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical, hospitalization and disability insurance and life insurance that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.
5.    VACATION
The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may not be carried forward.
6.    REIMBURSEMENT FOR EXPENSES
The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

7.    TERMINATION
(a)    This Agreement shall terminate in accordance with the terms of Section 7(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.
(b)    This Agreement shall terminate at the end of the Employment Period; or as follows:
(i)    Upon the written notice to the Executive by the Company at any time for reasons other than those described in sections 7(b)(ii) and 7(b)(iii);
(ii)    Upon the written notice to the Executive by the Company at any time, because of (w) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, (x) the Executive’s continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default as soon as practicable (but in any event within ten (10) days following written notice from the Company), (y) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cure same as soon as practicable (but in any event within ten (10) days following written notice from the Company), or (z) upon the Executive’s conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company. Notwithstanding the foregoing, and solely to the extent applicable to subsections (x) and (y), in the event of the

Company giving notice of an alleged breach, non-performance, default, or other action giving rise to the Executive’s opportunity to ìcureî, if such cure cannot be completed within 10 days, then Company may determine, in its sole discretion, whether or not the action is ìcurableî and whether or not it is sufficient that Executive take affirmative action to commence to cure and pursue such action diligently with the intent to fully cure within reasonable time.
(iii)    In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of his hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(iii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the Orlando, Florida area selected by the Board, and reasonably acceptable to the Executive.
(iv)    In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.
(v)    At any time during the term of this Agreement, subject to the conditions set forth below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Financial Officer of the Company or any subsidiary, provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; or (C) material breach by the Company of this Agreement. Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within sixty (60) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(c)    If this Agreement is terminated pursuant to Section 7(b), the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy; provided that, in the case of termination pursuant to Section 7(b)(i) and Section 7(b)(v), the Executive will receive his then current salary for the Severance Period set forth in Exhibit A; or in the case of termination pursuant to Section 7(b)(iii), the Executive will receive his then current salary until such time (but not more than 120 days after such disability) as payments begin under any disability insurance plan of the Executive.

(d)    In the event the Company chooses not to enter into any agreement or amendment extending the Executive’s employment beyond the Employment Period, the Company agrees to provide Executive at least 60 days prior written notice of such determination. If notice is given any later than 60 days prior to but before the end of the Employment Period, then the term of this Agreement shall be extended until the date which is 60 days after the date such notice is given, during which time the Executive may seek alternative employment while still being employed by the Company.
(e)    If there is a Change of Control (as defined below), and subsequent thereto the Executive’s employment with the Company terminates at any time within six months after such Change of Control for reasons other than as provided in Section 7(b)(ii)(iii),(iv) or Section 7(b)(v), then the Executive shall be paid for the greater period of (i) the Severance Period set forth in Exhibit A or (ii) the period remaining between the date of such termination and the six-month anniversary of the Change of Control at the Executive’s then current compensation (pursuant to Section 3(a)) at the date of termination (unless the Executive is otherwise paid for such period pursuant to Section 15(b) hereof, or otherwise). A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.
8.    CONFIDENTIAL INFORMATION
(a)    The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the social media sponsorship industry. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.
(b)    The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.
(c)    In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.    RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION
(a)    The Executive shall not, anywhere within the United States, during his full term of employment under Section 1 hereof and for a period of one (1) year thereafter, notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company. The term “Business of the Company” shall mean operating platforms that facilitate social media sponsorships.
(b)    The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.
(c)    The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company’s customers or prospective customers (including, but not limited to, those customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.
(d)    It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.
10.    REMEDIES
(a)    Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.
(b)    The covenants of Section 8 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.
11.    COMPLIANCE WITH OTHER AGREEMENTS
The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.
12.    WAIVERS
The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
13.    BINDING EFFECT; BENEFITS
This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.
14.    NOTICES
All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at the address set forth in Exhibit A.
and
(b)    If to the Company, to it at:
IZEA Worldwide, Inc.
480 N Orlando Ave, Suite 200
Winter Park, FL 32789
Attention: Chairman of the Board

15.    MISCELLANEOUS
(a)    This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.
(b)    The Company shall have no obligation actually to utilize the Executive’s services; if the Company elects not to use the Executive’s services at any time, the Company’s obligations to the Executive shall be satisfied, in all respects, by the payment to the Executive for a period equal to the severance period set forth in Exhibit A, the compensation provided in Section 3, plus any other amounts payable to the Executive and the continuation of benefits under Section 4, as described below. During such remaining term of employment, the Executive shall be entitled to seek other employment provided that such employment would not violate the terms of this Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement.
(c)    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(d)    All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles.
(e)    Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in Orlando, Florida, in accordance with the Employment Dispute Resolution Rules of the American Arbitration

Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.
The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ Edward H. Murphy	/s/ Justin Andrews
For the Company	Executive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
IZEA WORLDWIDE, INC.

By:	/s/ Edward H. Murphy
Edward H. Murphy Chairman, President and Chief Executive Officer

EXECUTIVE

By:	/s/ Justin Andrews
Justin Andrews

EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
DATED AS OF SEPTEMBER 17, 2019, BETWEEN
IZEA WORLDWIDE, INC. AND JUSTIN ANDREWS
A.    For Section 1:
The Expiration Date referred to in Section 1 shall be September 17, 2020.
B.    For Section 2(a):
The position of the Executive referred to in Section 2 shall be Chief Financial Officer.
C.    For Section 2(b):
None

D.	For Section 3(a):
The annual rate referred to in Section 3(a) shall be two hundred and twenty-five thousand Dollars and 00/100 ($225,000).
E.    For Section 3(b):
KPI Bonus Plan
In addition to the compensation referred to in Section 3(a) and at the Board’s discretion, the Company shall also pay to the Executive, in respect of each fiscal year, a bonus in the amount of up to $100,000, based on the Executive meeting and exceeding mutually agreed upon key performance indicators/goals (KPIs) for the Company as determined by the Company and the Board. The bonus will be split in five equal parts, issued once per quarter for quarterly KPIs and once per year for annual KPIs. The bonus will be issued within 15 days of the filing of each quarterly or annual report with timing commensurate to that of the other members of the executive team.

•	30% of the bonus will be paid in cash.

•
60% of the bonus will be paid in stock options in accordance with the Company’s stock option plan as of the date of this agreement. The amount issued will be based on a Black-Scholes model. KPI Bonus stock options will vest monthly over a twelve month period from issuance. Stock options will fully vest upon a Change of Control as defined in Section 7(e) or upon termination in accordance with Section 7(b)(i). In the event that the Company cannot or chooses not to issue stock options for any reason, the Board may elect to pay this portion of the bonus in cash or restricted stock with the same vesting schedule.

•
10% of the bonus will be paid in restricted stock units. Restricted stock units will vest quarterly over a twelve month period from issuance. Restricted stock units will fully vest upon a Change of Control as defined in Section 7(e) or upon termination in accordance with Section 7(b)(i), but will be subject to any trading restrictions indicated in a stock legend or as applicable by law. In the event that the Company cannot or chooses not to issue restricted stock units for any reason, the Board may elect to pay this portion of the bonus in cash.

Initial Stock Option Issuance
The Executive will be issued 20,000 stock options in accordance with the Company’s stock option plan as of the date of this agreement. Stock options will vest as to 25% one year from issuance and the remaining 75% in equal monthly installments thereafter for three years. Stock options will fully vest upon a Change of Control as defined in Section 7(e) or upon termination in accordance with Section 7(b)(i).
Annual Stock Option Issuance
The Executive will be issued $25,000 worth of stock options calculated using a Black-Scholes model in accordance with the Company’s stock option plan each year, starting on the one year anniversary of the date of this agreement. Stock options will vest as to 25% one year from issuance and to the remaining 75% in equal monthly installments thereafter for three years. Stock options will fully vest upon a Change of Control as defined in Section 7(e) or upon termination in accordance with Section 7(b)(i). In the event that the Company cannot or chooses not to issue stock options for any reason, the Board may elect to pay this issuance in any combination of options, restricted stock with the same vesting schedule, or cash.
F.    For Section 5:
The length of vacation referred to in Section 5 shall be twenty (20) days.
G.    For Sections 7(c) and 15(c):

The length of Severance Period is four (4) months.

H.	For Section 14:
The address of the Executive referred to in Section 14 shall be as supplied by Executive from time to time.